EXHIBIT 32.1

Certification Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

     The undersigned, as the Chief Executive Officer of Zale Corporation, certifies, to the best of her knowledge, that the Annual Report on Form 10-K for the fiscal year ended July 31, 2004, which accompanies this certification fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Zale Corporation at the dates and for the periods indicated. The foregoing certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose.

This 12th day of October, 2004.

By:	/s/ Mary L. Forté

Mary L. Forté
President and Chief Executive Officer, Director
(principal executive officer of the registrant)